NewsLine
November 20, 2020
TO ALL MEMBERS:

FHLB Cincinnati Capital Plan Amended and Updated

Today we are announcing an amendment and other changes to the administration of our Capital Plan (Plan), which have been approved by our Board of Directors and the Federal Housing Finance Agency. These changes will be effective January 1, 2021 (effective date).

This amendment will require members to purchase Activity Stock for new and renewing Letters of Credit (LOCs) at a capitalization rate of 0.10% (i.e. 10 basis points) upon the effective date. The amended Plan also will permit this LOC capitalization requirement to be set from time-to-time between a range of 0.10% and 6%.

In addition, the FHLB is revising its required Activity Stock Allocation percentages on Advance and Mortgage Purchase Program (MPP) Activity. The minimum requirement will equal the maximum allocation requirement. This change discontinues all members’ use of the cooperative excess stock pool for new business activity executed after the effective date.

Current capitalization requirements are detailed in Article VI, Section 4.a.iii of the Plan. Specifically, the Activity Stock Allocation percentages may be set in a range between 1% and 6% for Advance products and in a range between 0% and 6% for loans sold to MPP. The new requirement for LOCs as well as the current and revised ranges for other business activities are as follows:

Mission Asset Activity Types	LOCs (New)	Advances Products	MPP
Current Activity Stock Required	None	Min: 3.00% Max: 4.50%	Min: 2.00% Max: 4.00%
Revised Activity Stock Required	Min 0.10% Max 0.10%	Min: 4.50% Max: 4.50%	Min: 3.00% Max: 3.00%

It is important to note that these updated capital requirements will apply only to new or renewing Advances and LOCs that settle after the effective date, or any new committed Mandatory Delivery Contracts for MPP funding.

All business activity that has settled or committed prior to the effective date will continue to carry the capital requirements that were in effect at the time the activity was undertaken (including the prior use of cooperative excess).

The FHLB believes these changes are consistent with our status as a Government Sponsored Enterprise and a self-capitalizing cooperative for our members. The FHLB will continue to meet our members’ needs as supported by individual member capitalization requirements and maintain compliance with regulatory expectations. This change in Activity Stock Requirement percentages will cause each member to be less reliant on the FHLB’s Excess Stock pool while not impacting the utility of any given member to access their own Excess Stock.

Once effective, the amended Capital Plan will be available on our public website at www.fhlbcin.com. If you have any questions regarding this update, please do not hesitate to contact your Relationship Manager toll-free at 877-925-3452, our capital stock team at capitalstock@fhlbcin.com or by phone at 800-828-4191 (option 5) or the head of capital stock administration, James C. Frondorf, First Vice President of Credit Services, at frondorfjc@fhlbcin.com or by phone at 513-852-7563.

Andrew S. Howell
President and CEO